Registration No. 333-__________
    As Filed with the Securities and Exchange Commission on December __, 1999
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                                NORTH BAY BANCORP
             (Exact Name of Registrant as Specified in its Charter)

             CALIFORNIA                                   68-0434802
----------------------------------                   -------------------
   (State or Other Jurisdiction                       (I.R.S. Employer
 of Incorporation or Organization)                   Identification No.)

                   1500 SOSCOL AVENUE, NAPA, CALIFORNIA 94558
                    (Address of Principal Executive Offices)


                       NORTH BAY BANCORP STOCK OPTION PLAN
                            (Full Title of the Plan)

            TERRY L. ROBINSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    1500 SOSCOL AVENUE, NAPA CALIFORNIA 94558
                     (Name and Address of Agent for Service)

                                 (707) 257-8585
          (Telephone Number, including Area Code, of Agent for Service)

                                    Copy to:
                               R. Brent Faye, Esq.
                              Lillick & Charles LLP
       Two Embarcadero Center, Suite 2700, San Francisco, California 94111
                                 (415) 984-8200

                         CALCULATION OF REGISTRATION FEE

=========================== ======================== ======================= ====================== ======================
  Title of Each Class Of         Amount To Be           Proposed Maximum        Proposed Maximum    Amount of Registration
     Securities To Be            Registered(a)         Offering Price Per      Aggregate Offering             Fee
        Registered                                          Share(b)                Price(b)
=========================== ======================== ======================= ====================== ======================
       Common stock             337,211 Shares              $24.82               $8,368,139.84            $2,326.34
      (No Par Value)
=========================== ======================== ======================= ====================== ======================

(a) The number of shares being registered is the number of shares issuable under the Plan.
(b) Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $24.82 as the average of the bid and asked price of North Bay Bancorp's common stock as of December 20, 1999.

================================================================================

                                     PART I


                     INFORMATION REQUESTED IN THE PROSPECTUS


ITEM 1.  PLAN INFORMATION.


North Bay Bancorp (the "Registrant" or "North Bay") will send or give the documents containing the information specified in this Item I to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, North Bay Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.


The Registrant will send or give the documents containing the information specified in Item 2 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, North Bay Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.


North Bay Bancorp hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

(a) The Registrant's Current Report on Form 8-K reporting events as of November 1, 1999 and filed with the Securities Exchange Commission on November 29, 1999 registering Registrants' Common Stock under Section 12(g) of the Exchange Act.

(b)    The Vintage Bank's 1998 Annual Report to Shareholders.

(c) All other documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since December 31, 1998, to the date of this filing.


Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.


Although Registrant's common stock is registered under Section 12(g) of the Exchange Act, there is no document, as listed in Item 3(c) of Form S-8 describing Registrant's common stock. Accordingly, a description of Registrant's common stock follows:


General


North Bay currently has an authorized capitalization of 10,000,000 shares of common stock and 500,000 shares of preferred stock. Of these authorized capital shares, 1,536,568 shares of common stock and no shares of preferred stock are currently issued and outstanding. An additional 337,211 shares of North Bay's common stock is reserved for issuance pursuant to North Bay Bancorp's Stock Option Plan.


Common Stock


The balance of North Bay 's authorized common stock will be available to be issued when and as the Board of Directors of North Bay determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of North Bay has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of North Bay 's Common Stock were to be issued, the existing holders of North Bay shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.


Dividend Rights


The shareholders of North Bay are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

o    the corporation's assets equal at least 1 1/4 times its liabilities, and

o the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.


It is contemplated that North Bay will pay cash and stock dividends subject to the restrictions on payment of cash dividends as described above, the earnings of North Bay, management's assessment of the future capital needs, and other factors. Initially, the funds for payment of dividends and expenses of North Bay are expected to be obtained from dividends paid by its wholly-owned subsidiary, The Vintage Bank.


Voting Rights


All voting rights with respect to North Bay are vested in the holders of North Bay 's common stock.

Holders of North Bay common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

Shareholders of North Bay common stock have no preemptive rights. Also there no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

Upon liquidation of North Bay the shareholders of North Bay 's common stock have the right to receive their pro rata portion of the assets of the Bank distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding.

Preferred Stock

North Bay is authorized to issue 500,000 shares of preferred stock. The Board of Directors has the authority to establish preferred stock in one or more series and to fix the dividend rights (including sinking fund provisions), redemption price or prices, and liquidation preferences, and the number of shares constituting any series or the designation of such series. Holders of preferred stock will not be held individually responsible, as such holders, for any debts, contracts or engagements of North Bay, and will not be liable for assessments to correct impairments of the contributed capital of North Bay. Holders of preferred stock, when and if issued, may become senior to holders of common stock as to dividend, voting, liquidation or other rights. The Board of Directors has no present intention to issue shares of preferred stock.


Provisions of Articles of Incorporation

Certain provisions of the Articles and the Bylaws of North Bay may have the effect of delaying, deferring or preventing a change in control of North Bay in certain circumstances. Certain of these provisions, which do not contemplate a specific or particular attempt to gain control of North Bay, are described below. The Articles of Incorporation and the Bylaws are available upon request of North Bay. The following discussion is qualified in its entirety by the specific provisions of each.

Consideration of Factors Other Than Price

North Bay ?s Articles of Incorporation provide that, in connection with the exercise of its judgment in determining what is in the best interest of North Bay and of the shareholders, when evaluating a "Business Combination or a proposal by another person or persons to make a business combination or a tender or exchange offer, the Board of Directors of North Bay shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it may deem relevant:

o The social and economic effects of the transaction on North Bay and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which North Bay and its subsidiaries operate or are located;

o The business and financial condition and earning prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or persons, and the possible effect of such condition upon North Bay and its subsidiaries and the other elements of the communities in which North Bay and its subsidiaries operate or are located;

o The competence, experience and integrity of the acquiring person or persons and its or their management;

o    Whether the proposed transaction might violate federal or state law; and

o Not only the consideration being offered in a proposed transaction and related to the current market price for the outstanding capital stock of North Bay but also to the market price for the capital stock of North Bay over a period of years, the estimated price that might be achieved in a negotiated sale of North Bay as a whole or in part, and North Bay's future value as an independent entity.

This provision could, under certain circumstances, permit the Board of Directors to disapprove a tender offer or other business combination transaction that might otherwise be beneficial to the shareholders of North Bay, particularly if such a transaction would have a strong adverse impact on the employees of North Bay or the communities in which North Bay has operations.

Issuance of Additional Securities

The Articles of Incorporation permit the Board of Directors to issue shares of preferred stock without the prior approval of the holders of North Bay common stock. The issuance of preferred stock or such other securities as permitted by the Articles of Incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of North Bay.

Approval of Certain Business Combinations

The Articles of Incorporation provide that certain business combinations must be approved by holders of 66-2/3% of the outstanding shares of North Bay common stock, unless approved by a majority of disinterested directors, certain minimum price requirements are met, or state regulatory authorities having jurisdiction over the matter have approved the fairness of the proposed transaction. This provision can only be amended or repealed by the affirmative vote of the holders of 66-2/3% of the outstanding shares of North Bay common stock.


Restrictions on Resales by Affiliates

North Bay's common stock issuable in this offering has been registered under the Securities Act of 1933, as amended, but this registration does not cover resales of shares acquired by any North Bay shareholder who is deemed to be an "affiliate" of North Bay, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with North Bay. Affiliates may not sell the shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.


Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.


Article VI. of the Articles of Incorporation of North Bay Bancorp provide for indemnification of agents including directors, officers and employees, through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code. Article V. of North Bay's Articles further provides for the elimination of director liability for monetary damages to the maximum extent allowed by California law


Section 48 of North Bay's Bylaws provides that North Bay shall indemnify its "agents", as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.


North Bay maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not North Bay would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of North Bay's Bylaws.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.


Not Applicable.


ITEM 8.  EXHIBITS.

5.1    Opinion re: Legality

13     The Vintage Bank 1998 Annual Report to Shareholders

23.1   Consent of Counsel is  included  with the  opinion re legality as Exhibit
       5.1 to the Registration Statement.

23.2 Consent of Arthur Andersen LLP as independent public accountants for North Bay Bancorp and The Vintage Bank.

24     Power of attorney

99.1   North Bay Bancorp Stock Option Plan

ITEM 9.  UNDERTAKINGS.


(a)      The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof


(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Napa, State of California, on December 21, 1999.


                                            NORTH BAY BANCORP


                                            /s/ Terry L. Robinson
                                            ------------------------------------
                                            By: Terry L. Robinson, President &
                                                Chief Executive Officer


Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

/s/Terry L. Robinson                             ,   Director, Principal Executive      December 21, 1999
-------------------------------------------------    Officer
Terry L. Robinson

/s/ David B. Gaw                                 ,   Director                           December 21, 1999
-------------------------------------------------
David B. Gaw

/s/ Conrad W. Hewitt                             ,   Director                           December 21, 1999
-------------------------------------------------
Conrad W. Hewitt

/s/ Harlan R. Kurtz                              ,   Director                           December 21, 1999
-------------------------------------------------
Harlan R. Kurtz

/s/ Richard S. Long                              ,   Director                           December 21, 1999
-------------------------------------------------
Richard S. Long

/s/ Thomas H. Lowenstein                         ,   Director                           December 21, 1999
-------------------------------------------------
Thomas H. Lowenstein

/s/ Thomas F. Malloy                             ,   Director                           December 21, 1999
-------------------------------------------------
Thomas F. Malloy

/s/ James Tidgewell                              ,   Director                           December 21, 1999
-------------------------------------------------
James Tidgewell

/s/ Lee-Ann Almeida                              ,   Principal Financial Officer        December 21, 1999
-------------------------------------------------
Lee-Ann Almeida

                                  EXHIBIT INDEX


Exhibit
Number   Description
------   -----------
5.1      Opinion re: Legality


13       The Vintage Bank 1998 Annual Report to Shareholders


23.1     Consent of Counsel is included with the opinion re: legality as Exhibit
         5.1 to the Registration Statement.


23.2 Consent of Arthur Andersen LLP as independent public accountants for North Bay Bancorp and The Vintage Bank.


24       Power of attorney


99.1     North Bay Bancorp Stock Option Plan